Exhibit 99.1

DRAFT – NOT FOR RELEASE

At the Company
For Media:	For Investors:
Kim Hillyer	Jeff Goeser
Director, Communications and Public Affairs	Director, Finance and Investor Relations
(402) 574-6523	(402) 597-8464
KimHillyer@tdameritrade.com	Jeffrey.Goeser@tdameritrade.com
@TDAmeritradePR

TD Ameritrade CEO Fred Tomczyk to Retire After 2016 Fiscal Year

Tim Hockey Named President

Omaha, Neb., November 10, 2015 – TD Ameritrade Holding Corporation (NYSE: AMTD) today announced that Fred Tomczyk, president and chief executive officer, has informed the company’s board of directors of his intention to retire at the end of the 2016 fiscal year, which will conclude on Sept. 30, 2016.

The board has named Tim Hockey, group head of Canadian banking and wealth management at TD Bank Group (“TD”) and president and chief executive officer of TD Canada Trust, as president of TD Ameritrade effective Jan. 2, 2016, at which time he will also join the company’s board of directors. He will succeed Tomczyk as CEO of TD Ameritrade upon Tomczyk’s retirement.

Hockey’s primary responsibilities at TD include leadership of TD Canada Trust, including Canadian personal banking, business banking and auto finance, as well as oversight of TD’s global wealth management division, which includes the bank’s direct investing, advisory and Canadian asset management businesses.

As president of TD Ameritrade, Hockey will initially be responsible for the company’s core client channels: Retail, Institutional and Trading. Over the coming months he will assume additional responsibilities for Technology, Operations and other corporate functions like Finance, Human Resources, Legal and Risk.

“Thanks to a close partnership between TD Bank and TD Ameritrade that has grown and evolved over nearly ten years, I have been able to observe the company, its culture and its operations,” Hockey said. “TD Ameritrade has a 40-year legacy of innovation and commitment to its clients, and a strong, vibrant culture that has helped it develop a significant leadership position in a competitive industry. I could not be more excited to join the organization and look forward to doing my part to help build upon that legacy.”

TD Ameritrade Chairman Joe Moglia added, “Most recently, Tim had responsibility for strategy and operations of a portfolio of global businesses in financial services totaling almost CDN $13B in annual revenues. Over a career spanning more than 30 years, he has held senior positions in a variety of areas, including wealth management and information technology, and has a track record of developing organizations with a strong client focus. After a rigorous process the board was unanimous in selecting Tim as the right person to lead TD Ameritrade going forward and continue our strong momentum.”

Tomczyk, 60, started his career with TD Ameritrade as a member of the board of directors following the company’s acquisition of TD Waterhouse USA in January 2006. He joined the company as chief operating officer in 2007 and succeeded Moglia as CEO in the fall of 2008. His decision to retire will bring to a close a remarkable chapter at TD Ameritrade. Taking the helm of the firm on the eve of the Financial Crisis, his legacy includes seven consecutive years of double-digit annualized net new client asset growth, an expanded leadership position in trading and innovation, growth in total client assets from $278 billion in 2008 to nearly $700 billion today, consistent best-in-class employee engagement rates of more than 85 percent, and industry-leading shareholders returns.

Moglia continued, “On behalf of the TD Ameritrade board of directors, I want to thank Fred for his many contributions over the past ten years. Throughout his tenure Fred has guided our company through challenging economic times that were far beyond the control of any CEO. And yet, he had the foresight to push ahead – to invest in future growth and to take market share. His leadership and vision helped us create one of the fastest-growing and best run investment firms in the country, deliver strong financial results, and build significant earnings power, all while being a good steward of shareholder capital.”

“It has been an honor and a privilege to come to work every day for a company that is so committed to taking care of its clients, communities and, more importantly, each other. Together, we continually asked ourselves how we could be better, and the results have surpassed any expectations I might have had,” Tomczyk said. “While my time here is coming to an end, TD Ameritrade’s vision has never been more relevant. I’ve had the pleasure of working with Tim for more than 20 years. He has a tremendous amount of expertise and passion, and with his leadership, I’m extremely confident in the company’s future.”

Hockey, 52, holds a Master’s Degree in Business Administration from the University of Western Ontario and sits on the Advisory Board of the Richard Ivey School of Business. He is an executive member of the Canadian Bankers Association, previously serving as chairman, and has been recognized as Canada’s “Top 40 under 40” in the private, public and not-for-profit sectors. Hockey serves on the Board of Directors for the SickKids Foundation, was chair of the Hospital for Sick Children’s Research and Learning Tower Campaign, and serves on the board of The Greater Toronto CivicAction Alliance. He can be followed on Twitter at @thockey1.

About TD Ameritrade Holding Corporation

Millions of investors and independent registered investment advisors (RIAs) have turned to TD Ameritrade’s (NYSE: AMTD) technology, people and education to help make investing and trading easier to understand and do. Online or over the phone. In a branch or with an independent RIA. First-timer or sophisticated trader. Our clients want to take control, and we help them decide how – bringing Wall Street to Main Street for more than 40 years. An official sponsor of the 2016 U.S. Olympic and Paralympic Teams, as well as an official sponsor of the National Football League, TD Ameritrade has time and again been recognized as a leader in investment services. Please visit TD Ameritrade’s newsroom or www.amtd.com for more information.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org)/SIPC (www.SIPC.org)

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